Exhibit (a)(v)(ii)

CALAMOS PARTNERS LLC COMPLETES TENDER OFFER FOR ALL OUTSTANDING SHARES OF CALAMOS ASSET MANAGEMENT, INC.

NAPERVILLE, Ill., February 21, 2017 — Calamos Partners LLC (“Calamos Partners”) and its subsidiary, CPCM Acquisition, Inc. (the “Acquirer”), today announced that they have successfully completed the tender offer to purchase all outstanding shares of the Class A common stock of Calamos Asset Management, Inc. (NASDAQ: CLMS) (“CAM”), for $8.25 per share in cash.

The tender offer expired at 11:59 PM, New York City time, on February 17, 2017. As of the expiration, 6,022,875 shares had been validly tendered and not validly withdrawn, representing approximately 29.3% of CAM’s shares of Class A common stock. The conditions to the tender offer were satisfied or waived, and the Acquirer has accepted for payment, at 12:01 a.m., New York City time, on February 18, 2017, and will promptly pay the depositary for, all validly tendered shares.

Calamos Partners expects to complete the acquisition of CAM later today through a merger without a vote or meeting of CAM’s stockholders, pursuant to Section 251(h) of the General Corporation Law of the State of Delaware. Each of the remaining shares of CAM Class A common stock not purchased in the tender offer (other than shares owned by Calamos Partners and its affiliates, and shares for which appraisal was properly sought under applicable law) will be automatically converted into the right to receive the same $8.25 in cash that will be paid in the tender offer. Upon completion of the merger, CAM will become a wholly owned subsidiary of Calamos Partners.

Forward Looking Statements

Any statements made in this communication that are not statements of historical fact, including statements about the expected timetable for completing the transaction and the potential effects of the acquisition, are forward-looking statements that are based on management’s beliefs, certain assumptions and current expectations and should be evaluated as such. These statements may be identified by their use of forward-looking terminology such as the words “expects,” “projects,” “anticipates,” “intends” and other similar words. Forward-looking statements include statements that may relate to CAM’s or Calamos Partners’ plans, objectives, strategies, goals, future events, future revenues or performance, and other information that is not historical information. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. The forward-looking statements contained in this press release are made as of the date that the press release is issued, and Calamos Partners undertakes no obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law. All forward-looking statements in this document are qualified in their entirety by this cautionary statement.

Media Contact:

Jeff Kelley, SVP, Head of Marketing,

+1.630.577.9687, IR@calamos.com